Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors Supertel Hospitality, Inc.:

We consent to the use of our report dated March 30, 2006 with respect to the consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule III; our report dated October 25, 2006 with respect to the combined balance sheet of Savannah Suites Affiliated Properties under contract for sale as of December 31, 2005, and the related combined statements of operations, owners’ equity (deficit) and cash flows for the year then ended; and our report dated November 16, 2006 with respect to the combined balance sheet of MOA Hospitality, Inc. Properties Under Contract for Sale as of February 28, 2006, and the related combined statements of operations, owners’ equity in properties, and cash flows for the year then ended included herein and to the reference to our firm under the headings “Summary Financial and Other Data,” “Selected Historical and Pro Forma Financial and Other Operating Data,” and “Experts” in the prospectus.

/s/ KPMG LLP

Omaha, Nebraska

December 8, 2006